NEW CENTURY COMPANIES, INC. FILES ANNUAL REPORT

Future Strategy to Expand Aerospace Business

LOS ANGELES, April 16 – Aerospace company New Century Companies, Inc. (OTCBB: NCNC - News) announced today it filed its annual report on Form 10-K, for the period ended December 31, 2009, with the Securities and Exchange Commission.  To view the filing please visit the Company’s website at www.USAerospace.com.

Fiscal 2009 Year End Results:

The Company generated revenues of $3,726,431 for the fiscal year ended December 31, 2009, and incurred total operating expenses of $2,374,116.  Net loss for fiscal 2009 was reported as $14,920,862, or ($0.87) per share on a fully diluted basis.  Included in this net loss is a non-cash derivative expense of $7,426,840 relating to convertible notes, and $4,834,631 in interest expense including interest and non-cash interest expense related to the fair values of warrants and embedded conversion features.

“We remain focused on executing our strategy to expand our Aerospace business,” commented CEO David Duquette.  “We are continuing to make progress in rebuilding our operations for long-term growth."

Outlook and Business Strategy

Although there are near-term market uncertainties, the long-term outlook for the aircraft industry is positive due to the fundamental drivers of air travel growth.  Based on long-term global economic growth projections, and factoring in increased utilization of the worldwide airplane fleet and requirements to replace older airplanes, a $3.2 trillion market for 29,000 new airplanes is projected over the next 20 years.

Because many of the Company’s machines and parts are ultimately used for the U.S. Military, the national defense budget and procurement funding decisions drive demand for business.  The U.S. Department of Defense budget has been increasing over the past few years, and government spending requirements for procurement, operations and maintenance for 2010 and beyond will continue to be affected by the global war on terrorism and the related fiscal consequences of war.

“The Company’s business strategy is to develop and maintain positions of technical leadership in the aerospace and defense markets, to grow the amount of content and volume of product sold to those markets, and to selectively acquire businesses with similar technical capabilities,” said President Michael Cabral.  “There is unmet demand and a backlog of orders for many suppliers within the aerospace and defense industries, which we believe represents a substantial opportunity for growth.”

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About New Century

New Century Companies, Inc. is a publicly traded aerospace company based in Southern California.  The Company is an emerging world class supplier of aircraft assemblies, structural components, and highly engineered, precision machined details for the United States Department of Defense, United States Air Force, Lockheed Martin Corporation (NYSE: LMT), The Boeing Company (NYSE: BA), L-3 Communications Holdings, Inc. (NYSE: LLL), the Middle River Aircraft Systems subsidiary of General Electric Company (NYSE: GE), and other aircraft manufacturers and defense contractors.  The Company is also a leading manufacturer and remanufacturer of specialized aircraft machining tools, including vertical boring mills and large Vertical Turning Centers used to manufacture the largest jet engines, airplane landing gear and other precision components.  The Company has offices and production facilities in Santa Fe Springs and Rancho Cucamonga, California.

For more information, please visit the Company’s website at www.USAerospace.com.

Forward Looking Statements

Except for statements of historical fact, the matters discussed above are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the Company's control, that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited capital resources, intense competition, government regulation, and difficulty in aerospace product and parts manufacturing; as well as additional risks factors discussed in the reports filed by the Company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov. Except as required by law, the Company undertakes no obligation to update any information.

Investor Contact:

NETGENPR
Mike Elliott
(813) 658-5136
ir@netgenpr.com